As filed with the Securities and Exchange Commission on October 29, 2002.
Registration No. 333-•

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

WACHOVIA CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	56-0898180
(State of incorporation)	(I.R.S. Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of principal executive offices)	(Zip Code)

Wachovia Corporation Savings Restoration Plan
(Full title of the plan)

Ross E. Jeffries, Jr., Esq.
Senior Vice President and Assistant General Counsel
Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288-0630
(Name and address of agent for service)

(704) 374-6611
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations	$10,000,000	(1)	100%	$10,000,000	$920	(2)

(1)	The Deferred Compensation Obligations are unsecured obligations of Wachovia Corporation to pay deferred compensation in the future under the Wachovia Corporation Savings Restoration Plan.
(2)	Computed in accordance with Rule 457 (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Wachovia Corporation (the “Corporation”) are incorporated by reference in this Registration Statement:

(i)  the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001;

(ii)  the Corporation’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, and June 30, 2002; and

(iii)  the Corporation’s Current Reports on Form 8-K dated as of January 23, 2002, April 18, 2002, June 5, 2002, July 18, 2002, August 13, 2002, August 20, 2002, and October 16, 2002.

In addition, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

The deferred compensation obligations of the Corporation (the “Deferred Compensation Obligations”) being registered herein are issuable under the terms of the Wachovia Corporation Savings Restoration Plan (the “Plan”). The Deferred Compensation Obligations represent obligations of the Corporation to pay to Plan participants certain compensation amounts which the participants have elected to defer. The Deferred Compensation Obligations may also represent amounts that have been credited to a participant’s account under the Plan.

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Corporation. The Plan is intended to protect certain highly compensated employees from the loss of benefits under tax-qualified retirement plans as a result of the application of statutory restrictions on benefits which are not applicable to other employees of the Corporation. The Deferred Compensation Obligations are payable in cash and generally will be paid in either a lump-sum or in equal annual installments over a term certain of ten years upon retirement, death or other termination of service.

The Deferred Compensation Obligations constitute general unsecured obligations of the Corporation to the participant and rank pari passu with other unsecured and unsubordinated indebtedness of the Corporation. The Deferred Compensation Obligations are not convertible into another security of the Corporation. Benefits are payable solely from general funds of the Corporation and are subject to the risk of corporate insolvency. The Corporation may but is not required to establish or maintain a special or separate fund or otherwise to segregate assets to facilitate payments under the Plan, and participants will not have any interest in any particular assets of the Corporation by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between the Corporation and a participant or any other person, and each participant

(or person claiming through him) will be responsible for enforcing his own rights with respect to the Deferred Compensation Obligations. A participant’s right to the Deferred Compensation Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void.

The amount of compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Deferred amounts are credited to each participant’s account. Amounts in a participant’s account will be indexed to one or more hypothetical or “deemed” investment media individually chosen by a participant from the hypothetical investment funds available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts deferred are fully vested (i.e., nonforfeitable) at all times. There is no trading market for the Deferred Compensation Obligations.

The Plan may be amended or terminated at any time by the committee appointed by the Board of Directors of the Corporation and authorized to administer the Plan. However, in no event may such amendment or termination reduce any participant’s benefit as of the date of such amendment or termination without the participant’s consent, nor shall any such amendment or termination affect the terms of the Plan relating to the payment of such benefit.

Item 5.    Interests of Named Experts and Counsel.

The validity of the Deferred Compensation Obligations issuable under the Plan have been passed upon for the Corporation by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of the Corporation.

Item 6.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

The Corporation’s bylaws provide for the indemnification of the Corporation’s directors and executive officers by the Corporation against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation. The Corporation’s articles of incorporation provide for the elimination of the personal liability of each director of the Corporation to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may from time to time be in effect.

The Corporation maintains directors and officers liability insurance. In general, the policy insures (i) the Corporation’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) the Corporation against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 8.    Exhibits.

Exhibit No.	Description
(3)(a)	—Restated Articles of Incorporation of the Corporation. (Incorporated by reference to Exhibit (3)(a) to the Corporation’s 2001 Third Quarter Report on Form 10-Q.)

(3)(b)	—Bylaws of the Corporation, as amended. (Incorporated by reference to Exhibit (3)(b) to the Corporation’s 2001 Third Quarter Report on Form 10-Q.)

(5)	—Opinion of Ross E. Jeffries, Jr., Esq.

(23)(a)	—Consent of KPMG LLP.

(23)(b)	—Consent of Ernst & Young LLP.

(23)(c)	—Consent of Ross E. Jeffries, Jr., Esq. (Included in Exhibit (5).)

(24)	—Power of Attorney.

Item 9.    Undertakings.

(a)  Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 29, 2002.

WACHOVIA CORPORATION

By:	/s/ ROSS E. JEFFRIES, JR.
Ross E. Jeffries, Jr. Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

/s/ LESLIE M. BAKER, JR.* Leslie M. Baker, Jr.	Chairman and Director

/s/ G. KENNEDY THOMPSON* G. Kennedy Thompson	President, Chief Executive Officer and Director

/s/ ROBERT P. KELLY* Robert P. Kelly	Senior Executive Vice President and Chief Financial Officer

/s/ DAVID M. JULIAN* David M. Julian	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ F. DUANE ACKERMAN* F. Duane Ackerman	Director

/s/ JOHN D. BAKER, II* John D. Baker, II	Director

/s/ JAMES S. BALLOUN* James S. Balloun	Director

/s/ ROBERT J. BROWN* Robert J. Brown	Director

/s/ PETER C. BROWNING* Peter C. Browning	Director

Signature	Capacity

/s/ JOHN T. CASTEEN III* John T. Casteen	Director

/s/ WILLIAM H. GOODWIN, JR.* William H. Goodwin, Jr.	Director

/s/ ROBERT A. INGRAM* Robert A. Ingram	Director

Mackey J. Mcdonald	Director

/s/ JOSEPH NEUBAUER* Joseph Neubauer	Director

/s/ LLOYD U. NOLAND III* Lloyd U. Noland III	Director

/s/ RUTH G. SHAW* Ruth G. Shaw	Director

/s/ LANTY L. SMITH* Lanty L. Smith	Director

/s/ JOHN C. WHITAKER, JR.* John C. Whitaker, Jr.	Director

/s/ DONA DAVIS YOUNG* Dona Davis Young	Director

*By Ross E. Jeffries, Jr., Attorney-in-Fact

/s/ ROSS E. JEFFRIES, JR.
Ross E. Jeffries, Jr.

Date: October 29, 2002

EXHIBIT INDEX

Number	Description	Location

(3)(a)	—Restated Articles of Incorporation of the Corporation.	Incorporated by reference to Exhibit (3)(a) to the Corporation’s 2001 Third Quarter Report on Form 10-Q.

(3)(b)	—Bylaws of the Corporation, as amended.	Incorporated by reference to Exhibit (3)(b) to the Corporation’s 2001 Third Quarter Report on Form 10-Q.

(5)	—Opinion of Ross E. Jeffries, Jr., Esq.	Filed herewith.

(23)(a)	—Consent of KPMG LLP.	Filed herewith.

(23)(b)	—Consent of Ernst & Young LLP.	Filed herewith.

(23)(c)	—Consent of Ross E. Jeffries, Jr., Esq.	Included in Exhibit (5).

(24)	—Power of Attorney.	Filed herewith.